Exhibit 23


                       INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Ennis Business Forms, Inc.



We consent to the inclusion in the registration statement (No. 2-81124) on Form S-8 of Ennis Business Forms, Inc. of our report dated April 17,1998, relating to the consolidated balance sheets of Ennis Business Forms, Inc. and subsidiaries as of February 28, 1998 and 1997 and the related statements of earnings and cash flows and related schedule for each of the years in the three-year period ended February 28, 1998, which report appears in the 1998 annual report on Form 10-K of Ennis Business Forms, Inc.




                              KPMG Peat Marwick LLP



Dallas, Texas
May 29, 1998